EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $.83 on Revenue Increase of 10.2% to $134 Million

BENTONVILLE, Ark., Nov. 19, 2014 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for the second quarter of fiscal 2015. The Company repurchased 180,525 shares of its common stock during the quarter representing 2.1% of the outstanding shares. On November 19, 2014, the Company's Board of Directors once again re-authorized the repurchase of up to 1 million shares of its common stock under the common stock repurchase program which was last amended and approved in August of 2012.

Highlights of second quarter operating results:

  Net income of $7.5 million - $.83 per diluted share vs. $.61 per diluted share for prior year quarter
  Revenues of $134 million compared to $121 million for the prior year quarter with same store revenue growth of 5.4%
  Retail unit sales increase of 13.9% to 12,084 from 10,608 for the prior year quarter with 29.6 retail units sold per dealership per month up from 27.6 for prior year quarter
  Average retail sales price decreased $220 to $9,490 or 2.3% from the prior year quarter and increased $26 sequentially
  Net charge-offs as a percent of average finance receivables of 7.0%, up from 6.9% for prior year quarter
  Provision for credit losses of 26.3% of sales consistent with the prior year quarter
  Selling, General and Administrative Expenses at 17.3% of sales vs. 18.2% for prior year quarter
  Active accounts base now over 63,000
  Debt to equity of 48.4% and debt to finance receivables of 25.9%
  Allowance for credit losses at 23.8% of finance receivables, net of deferred revenue at October 31, 2014

Highlights of six month operating results:

  Net income of $14.8 million or $1.62 per diluted share vs. $1.40 per diluted share for prior year period
  Revenue increase of 7.1% to $261 million from $244 million for the prior year period with same store revenue growth of 1.7%
  Retail unit sales increase of 10.9% to 23,566 from 21,251 for the prior year period
  Net Charge-offs as a percentage of average finance receivables of 13.4% compared to 13.1% for the prior year
  Provision for credit losses of 25.4% of sales vs. 25.3% for prior year period
  Strong cash flows supporting the significant increase in revenues, the $32.2 million increase in finance receivables, $1.8 million in net capital expenditures and the $10.3 million in common stock repurchases (255,208 shares) with only a $9.5 million increase in total debt

"We are pleased with the results for the quarter especially the improvements with our sales productivity. By focusing on affordability and offering a good mix of vehicles at all price points, we were able to increase the average retail units sold per store per month to 29.6 from 27.6 for the prior year quarter. Offering a solid assortment including lower priced vehicles allows our transactions to be more affordable for our customers, which we hope will increase success rates into the future. Our General Managers and our Area Operations Managers continue to raise the bar in the field and their efforts are to be commended," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart (the "Company"). "The competitive landscape continues to be challenging, but we are committed to earning repeat business by providing quality vehicles, affordable payment terms and excellent service. All of our efforts are directed at helping our customers successfully complete the terms of their contracts with us. We make a positive difference in the communities we serve, and we are very proud of what we do and how we do it. We understand that we have an outstanding reputation to live up to on a daily basis."

"We finished the quarter with 136 dealerships, an increase of 7 from this time last year. We have opened two new dealerships so far in fiscal 2015, and we continue to expect to open a total of 8 for the current fiscal year and then return back to a more historical store opening rate for 2016 and beyond. We currently have three new store projects underway and are busy getting those locations ready to open. Those locations are Ada, Oklahoma, Miami, Oklahoma and Valdosta, Georgia. We anticipate the two Oklahoma locations to open in the third quarter," added Mr. Henderson. "Again, we are pleased with the top line growth as we sold 12,084 retail units during the quarter, a 13.9% increase. We remain convinced that we are moving the company in the right direction, and we are excited about our future."

"It was certainly nice to see the productivity improvements and the top line growth during the quarter. We have been working hard to ensure we focus on balancing the benefits of volume increases with credit quality risks, and we are generally pleased with deal structures for the quarter. Charge-offs continue to be higher than we would like, which is an indication of a continuing tough operating environment, although we feel like we are getting better with our blocking and tackling in the key areas of the business," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "The benefits of our improved top-line are most pronounced with the increased leveraging of selling, general and administrative expenses. Also, our Gross Margin percentage benefitted from the lower average selling price as well as from the volume improvements. We will continue to do our best to leverage our fixed costs while maximizing customer success rates."

"Our balance sheet remains very conservative with a debt to equity ratio was 48.4% and a debt to finance receivables ratio of 25.9% at the end of the quarter. We repurchased 180,525 shares of common stock during the quarter for $7.5 million at an average cost per share of $41.64, and since February 1, 2010, we have repurchased 3.5 million shares, or almost 30% of our Company, for $110.9 million at an average cost per share of $31.94. We believe in the long-term value of the Company and plan to invest in the repurchase program when favorable conditions are present, but our first priority for capital allocation will continue to be to support the healthy growth of the business," added Mr. Williams. "As always, we are dedicated to adhering to the thirty-three year Car-Mart tradition of "watching every dime" and being the lowest cost provider on both the financing side of the business and the dealership side."

Conference Call

Management will be holding a conference call on Thursday, November 20, 2014 at 11:00 a.m. Eastern Time to discuss second quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID # 32939342.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 136 automotive dealerships in ten states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company's common stock; and
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2014	Three Months Ended
	October 31,		vs.	October 31,
	2014	2013	2013	2014	2013
Operating Data:
Retail units sold	12,084	10,608	13.9%
Average number of stores in operation	136	128	6.3
Average retail units sold per store per month	29.6	27.6	7.2
Average retail sales price	$ 9,490	$ 9,710	(2.3)
Same store revenue growth	5.4%	3.8%
Net charge-offs as a percent of average Finance Receivables	7.0%	6.9%
Collections as a percent of average Finance Receivables	14.1%	13.6%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	80.5%	81.8%
Average down-payment percentage	6.7%	6.2%

Period End Data:
Stores open	136	129	5.4%
Accounts over 30 days past due	4.4%	4.7%
Finance Receivables, gross	$ 411,500	$ 388,799	5.8%

Operating Statement:
Revenues:
Sales	$ 119,435	$ 107,765	10.8%	100.0%	100.0%
Interest income	14,399	13,666	5.4	12.1	12.7
Total	133,834	121,431	10.2	112.1	112.7

Costs and expenses:
Cost of sales	68,156	62,823	8.5	57.1	58.3
Selling, general and administrative	20,655	19,581	5.5	17.3	18.2
Provision for credit losses	31,371	28,296	10.9	26.3	26.3
Interest expense	721	722	(0.1)	0.6	0.7
Depreciation and amortization	929	795	16.9	0.8	0.7
Loss (Gain) on Disposal of Property and Equipment	20	(2)	--	--	--
Total	121,852	112,215	8.6	102.0	104.1

Income before taxes	11,982	9,216		10.0	8.6

Provision for income taxes	4,463	3,411		3.7	3.2

Net income	$ 7,519	$ 5,805		6.3	5.4

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 7,509	$ 5,795

Earnings per share:
Basic	$ 0.87	$ 0.64
Diluted	$ 0.83	$ 0.61

Weighted average number of shares outstanding:
Basic	8,604,003	9,016,820
Diluted	9,022,437	9,484,654

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Six Months Ended		2014	Six Months Ended
	October 31,		vs.	October 31,
	2014	2013	2013	2014	2013
Operating Data:
Retail units sold	23,566	21,251	10.9%
Average number of stores in operation	136	126	7.9
Average retail units sold per store per month	28.9	28.1	2.8
Average retail sales price	$ 9,477	$ 9,773	(3.0)
Same store revenue growth	1.7%	4.6%
Net charge-offs as a percent of average Finance Receivables	13.4%	13.1%
Collections as a percent of average Finance Receivables	28.2%	27.3%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	81.0%	81.1%
Average down-payment percentage	6.8%	6.4%

Period End Data:
Stores open	136	129	5.4%
Accounts over 30 days past due	4.4%	4.7%
Finance Receivables, gross	$ 411,500	$ 388,799	5.8%

Operating Statement:
Revenues:
Sales	$ 232,894	$ 216,914	7.4%	100.0%	100.0%
Interest income	28,316	27,061	4.6	12.2	12.5
Total	261,210	243,975	7.1	112.2	112.5

Costs and expenses:
Cost of sales	133,627	125,445	6.5	57.4	57.8
Selling, general and administrative	41,475	39,395	5.3	17.8	18.2
Provision for credit losses	59,247	54,826	8.1	25.4	25.3
Interest expense	1,396	1,512	(7.7)	0.6	0.7
Depreciation and amortization	1,847	1,572	17.5	0.8	0.7
Loss on Disposal of Property and Equipment	20	39	(48.7)	--	--
Total	237,612	222,789	6.7	102.0	102.7

Income before taxes	23,598	21,186		10.1	9.8

Provision for income taxes	8,819	7,840		3.8	3.6

Net income	$ 14,779	$ 13,346		6.3	6.2

Dividends on subsidiary preferred stock	$ (20)	$ (20)

Net income attributable to common shareholders	$ 14,759	$ 13,326

Earnings per share:
Basic	$ 1.70	$ 1.48
Diluted	$ 1.62	$ 1.40

Weighted average number of shares outstanding:
Basic	8,660,173	9,018,524
Diluted	9,082,750	9,488,753

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	October 31,	April 30,
	2014	2014

Cash and cash equivalents	$ 257	$ 289
Finance receivables, net	$ 319,040	$ 293,299
Inventory	$ 32,450	$ 30,115
Total assets	$ 391,574	$ 363,297
Total debt	$ 106,497	$ 97,032
Treasury stock	$ 117,578	$ 107,301
Stockholders' equity	$ 220,068	$ 213,006
Shares outstanding	8,571,720	8,735,842

Finance receivables:
Principal balance	$ 411,500	$ 379,332
Deferred revenue - payment protection plan	(14,376)	(13,233)
Deferred revenue - service contract	(8,634)	(4,234)
Allowance for credit losses	(92,460)	(86,033)

Finance receivables, net of allowance and deferred revenue	$ 296,030	$ 275,832

Allowance as % of principal balance net of deferred revenue	23.8%	23.8%(1)

Changes in allowance for credit losses:
	Six Months
	Ended October 31,
	2014	2013
Balance at beginning of period	$ 86,033	$ 75,345
Provision for credit losses	59,247	54,826
Charge-offs, net of collateral recovered	(52,820)	(49,472)
Balance at end of period	$ 92,460	$ 80,699

(1) The allowance as a percentage of principal balance net of deferred revenue for April 30, 2014 has been calculated net of deferred payment protection plan revenue and deferred service contract revenue. Previously the deferred service contract revenue was not included in this calculation. The amount of the allowance for credit losses did not change for April 30, 2014.
CONTACT: William H. ("Hank") Henderson
         CEO
         (479) 464-9944

         or

         Jeffrey A. Williams
         CFO
         (479) 418-8021